EXHIBIT (12)(a)
                         WESTINGHOUSE ELECTRIC CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       YEAR ENDED DECEMBER 31,
($ IN MILLIONS)                                   1995   1994   1993   1992    1991
                                                  ----   ----   ----   ----    ----
Income (loss) before income taxes
  and minority interest                          $ (40) $ (17) $(353) $ 275  $  193
Less: Equity in income (loss) of
      50 percent or less owned affiliates            1     (4)    (4)    (1)    (17)
Add: Dividends from affiliates                      --     --     --     --       2
     Fixed charges excluding capitalized
     interest                                      257    161    194    205     207
                                                 -----  -----  -----  -----  ------
Earnings as adjusted                             $ 216  $ 148  $(155) $ 481  $  419
                                                 =====  =====  =====  =====  ======
Fixed charges:
  Interest expense                               $ 233  $ 134  $ 165  $ 169  $  176
  Rental expense                                    24     27     29     36      31
  Capitalized interest                              --     --     --     --       6
                                                 -----  -----  -----  -----  ------
Total fixed charges                              $ 257  $ 161  $ 194  $ 205  $  213
                                                 =====  =====  =====  =====  ======
Ratio of earnings to fixed charges                  (a)    (b)    (c)  2.35x   1.97x
                                                 =====  =====  =====  =====  ======

(a) Additional income before income taxes and minority interest of $41 million would be necessary to attain a ratio of earnings to fixed charges of 1.00x for the year ended December 31, 1995.

(b) Additional income before income taxes and minority interest of $13 million would be necessary to attain a ratio of earnings to fixed charges of 1.00x for the year ended December 31, 1994.

(c) Additional income before income taxes and minority interest of $349 million would be necessary to attain a ratio of earnings to fixed charges of 1.00x for the year ended December 31, 1993.
